EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and
Reports Financial Results for the Third Quarter of 2016

RESTON, Va., November 10, 2016 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company,today provided a business update and reported financial results for the third quarter ended September 30, 2016.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “I am pleased to report several major milestones achieved since the end of the third quarter. First, we signed a non-binding term sheet with AREVA that outlines a U.S.-based joint venture between our companies to develop, manufacture and commercialize fuel assemblies based on our next-generation nuclear fuel technology. We are excited to have a partner of AREVA’s stature with global market reach and expertise in nuclear fuel assembly design, licensing and fabrication. Following the announcement of this joint venture, we signed a letter of intent with a U.S. nuclear utility company for our first Lead Test Assembly contract, which will represent the first use of Lightbridge-designed nuclear fuel in a commercial reactor in the United States. We remain on track for irradiation testing of our nuclear fuel samples at the Halden reactor in Norway, and full commercialization of our fuel in the coming years.”

“During the third quarter we announced that we received a Notice of Allowance for a key patent covering our metallic nuclear fuel rod design from the European Patent Office which has since been issued and added to our patent portfolio. To date, we have received numerous patents and now have very broad intellectual property protection in all key markets including the U.S., Canada, China, Japan, South Korea, Russia, European Union-member countries and elsewhere around the world.”

“Given our recent partnerships with AREVA and a U.S. utility, along with other support we have received from the industry, we are making solid progress towards commercialization. We remain more confident than ever in the outlook for our business and our potential to generate hundreds of millions of dollars in annual royalty revenues. Moreover, we believe the Clean Power Plan and the associated Emission Rate Credits from the power uprates and longer fuel cycles from our fuel will translate to even greater economic benefit to utilities. We believe that nuclear power, generated in existing and new reactors with our advanced metallic fuel technology is a necessary component of the energy mix for the United States and the world to meet energy and climate goals.”

Financial Highlights

Balance Sheet Overview

At September 30, 2016, the Company had approximately $3.3 million in cash and restricted cash compared to approximately $0.9 million in cash and restricted cash at December 31, 2015. The Company had approximately $3.1 million in working capital at September 30, 2016 as compared to working capital of approximately $0.1 million at December 31, 2015. Stockholders' equity was approximately $5.1 million compared to stockholders’ deficit of approximately $1.5 million at December 31, 2015.

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On June 28, 2016, the Company entered into a Securities Purchase Agreement with General International Holdings, Inc. (“GIH”) pursuant to which GIH purchased 1,020,000 shares of the Company’s newly created Non-Voting Series A Convertible Preferred Stock for $2.8 million or approximately $2.75 per share. On August 10, 2016 the Company entered into an option agreement with Aspire Capital that will give it an option until December 31, 2019 to enter in two equity line agreements for a combined total of $20 million. The Company issued 500,000 common stock purchase warrants with a strike price of $0.01 per share to Aspire Capital as the commitment fee for entering into this option agreement.

On June 28, 2016 the Company also entered into a Securities Purchase Agreement with Aspire Capital which provides for the sale of up to an additional $4.0 million of the Company’s common stock to Aspire Capital upon the achievement of certain milestones.

The current primary potential sources of cash available to the Company are equity investments through its equity purchase agreements with Aspire Capital and the At-the-Market (ATM) agreement with MLV & Co. The Company has no debt or debt credit lines and has financed its operations to date through consulting revenue and the sale of common and preferred stock. The Company has raised approximately $3.6 million in 2016 through its equity purchase agreements with Aspire Capital.

Operating Results – Third Quarter of Fiscal 2016 Compared to Third Quarter of Fiscal 2015

For the third quarter ended September 30, 2016, Lightbridge’s net loss available to common shareholders was approximately $2.1 million, or a loss of $0.44 per share, on revenue of $0.1 million. In the same quarter of 2015, the net loss available to common shareholders was $0.2 million, or loss per share of $0.05 per share, on revenue of $0.2 million. All revenue was generated from consulting services. Stock-based compensation expense was $0.4 million for the quarter ended September 30, 2016 compared to $0.2 million for the quarter ended September 30, 2015. For the nine months ended September 30, 2016, the Company’s cash flows used in operating activities were $3.9 million versus $2.5 million used in operating activities for the same period of 2015. This increase is primarily due to the decrease in our revenue and the increase in our operating expenses, which include research and development expenses, in 2016.

2016 Third Quarter Conference Call

Lightbridge will host a conference call on Friday, November 11, 2016 at 11:00 a.m. Eastern Time to discuss the company's financial results for the third quarter ending September 30, 2016, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 866-320-0174 for U.S. callers, or +1 785-424-1631 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight December 12, 2016, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1- 919-882-2331 (international callers) and entering conference ID: 10134.

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About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net income (loss) excluding revaluation income, a non-GAAP measure, to net income for the three months ended September 30, 2016 and 2015.

(in millions)
	Quarter Ended	Quarter Ended
	September 30,	September 30,
	2016	2015
Net loss available to common stockholders	$(2.1)	$(0.2)
Adjustments:
Warrant revaluation income	0.1	1.1
Net profit/(Net Loss) available to common stockholders excluding warrant revaluation income	$(2.2)	$(1.3)

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Crescendo Communications, LLC

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

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Lightbridge Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2016	2015
	Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$3,214,065	$623,184
Restricted cash	113,990	325,832
Accounts receivable - project revenue and reimbursable project costs	83,219	139,797
Prepaid expenses and other current assets	135,222	168,029
Deferred financing cost, net	491,168	-
Total Current Assets	4,037,664	1,256,842

Other Assets
Patent costs	1,121,771	950,594
Deferred financing cost, net	1,105,241	-
Total Assets	$6,264,676	$2,207,436

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable and accrued liabilities	$951,705	$1,182,371
Note payable	27,377	-
Total Current Liabilities	979,082	1,182,371
Long-Term Liabilities
Deferred lease abandonment liability	67,354	196,938
Derivative warrant liability	120,513	2,327,195
Total Liabilities	1,166,949	3,706,504

Commitments and contingencies (Note 7)

Stockholders' Equity (Deficiency)
Preferred stock, $0.001 par value, 10,000,000 authorized shares,
Convertible Series A Preferred Shares, $.001 par value, 1,020,000 issued and outstanding at September 30, 2016 and 0 shares outstanding at December 31, 2015	1,020	-
Common stock, $0.001 par value, 100,000,000 authorized, 5,183,231 shares outstanding at September 30, 2016 and 3,725,819 shares outstanding at December 31, 2015	5,183	3,726
Additional paid-in capital	82,598,391	72,868,647
Accumulated Deficit	(77,506,867)	(74,371,441)
Total Stockholders' Equity (Deficiency)	5,097,727	(1,499,068)
Total Liabilities and Stockholders' Equity (Deficiency)	$6,264,676	$2,207,436

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Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:

Consulting Revenue	$83,219	$234,163	$372,142	$656,220

Cost of Consulting Services Provided	43,919	118,954	174,281	452,007

Gross Margin	39,300	115,209	197,861	204,213

Operating Expenses
General and administrative	1,106,125	1,067,166	3,311,488	3,106,265
Research and development expenses	441,874	302,912	1,450,954	910,458
Total Operating Expenses	1,547,999	1,370,078	4,762,442	4,016,723

Operating Loss	(1,508,699)	(1,254,869)	(4,564,581)	(3,812,510)

Other Income and (Expenses)
Warrant revaluation	78,442	1,083,495	1,643,941	2,741,746
Warrant modification expense	-	-	(129,369)	-
Interest income	19	164	294	488
Financing costs	(73,279)	-	(85,650)	-
Other expenses	-	(3,061)	(62)	(6,337)
Total Other Income and (Expenses)	5,182	1,080,598	1,429,154	2,735,897

Net loss before income taxes	(1,503,517)	(174,271)	(3,135,427)	(1,076,613)

Income taxes	-	-	-	-

Net loss	(1,503,517)	(174,271)	(3,135,427)	(1,076,613)

Accumulated preferred stock dividend	(32,667)	-	(32,667)	-

Deemed dividend on convertible preferred stock, due to beneficial conversion feature	(581,300)	-	(581,300)	-

Net loss attributable to common stockholders	$(2,117,484)	$(174,271)	$(3,749,394)	$(1,076,613)

Net Loss Per Common Share, Basic and Diluted	$(0.44)	$(0.05)	$(0.91)	$(0.30)

Weighted Average Number of Shares Outstanding	4,804,044	3,634,030	4,105,107	3,622,393

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Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2016	2015
Operating Activities:
Net Loss	$(3,135,427)	$(1,076,613)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	943,424	1,017,449
Amortization of deferred financing cost	68,590	-
Warrant modification expense	129,369	-
Warrant revaluation income	(1,643,941)	(2,741,746)
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	56,578	214,051
Prepaid expenses and other assets	32,807	92,615
Accounts payable and accrued liabilities	(161,359)	(45,323)
Deferred lease abandonment liability	(198,891)	-
Net Cash Used In Operating Activities	(3,908,850)	(2,539,567)

Investing Activities:
Patent costs	(171,177)	(59,627)
Net Cash Used In Investing Activities	(171,177)	(59,627)

Financing Activities:
Net proceeds from the issuance of common stock	3,631,689	55,131
Net proceeds from the issuance of preferred stock	2,800,000	-
Proceeds from the issuance of note payable	135,000	-
Repayment of note payable	(107,623)	-
Restricted cash	211,842	(489)
Net Cash Provided by Financing Activities	6,670,908	54,642
Net Increase (Decrease) In Cash and Cash Equivalents	2,590,881	(2,544,552)
Cash and Cash Equivalents, Beginning of Period	623,184	4,220,225
Cash and Cash Equivalents, End of Period	$3,214,065	$1,675,673

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest paid	$2,269	$-
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Deferred financing cost - paid with stock purchase warrants	$1,665,000	$-
Warrant liability - reclassification to equity	$692,110	$-
Shares issued for offering costs	$-	$275,700
Accumulated preferred stock dividend	$32,667	$-
Deemed dividend on convertible preferred stock, due to beneficial conversion feature	$581,300	$-

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